EXHIBIT 1

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of scPharmaceuticals Inc.

Date: November 14, 2024

LUNDBECKFOND INVEST A/S

By:	/s/ Christian Elling
Name: Christian Elling
Title: Managing Partner

/s/ Lene Skole
LENE SKOLE, CEO